As filed with the Securities and Exchange Commission on December 21, 1995
                                                 Registration No. 33-
------------------------------------------------------------------------------
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                              ______________________

                                     FORM S-3
                              REGISTRATION STATEMENT
                                      Under
                            The Securities Act of 1933
                              ______________________

                      INTERNATIONAL MULTIFOODS CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                       41-0871880
(State or other jurisdiction                           (I.R.S Employer
of incorporation or organization)                     Identification No.)

                                33 South 6th Street
                                   P.O. Box 2942
                           Minneapolis, Minnesota  55402
                                  (612) 340-3300
                (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)


                              Frank W. Bonvino, Esq.
                  Vice President, General Counsel and Secretary
                        International Multifoods Corporation
                               33 South 6th Street
                                  P.O. Box 2942
                           Minneapolis, Minnesota  55402
                                (612) 340-3300
             (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)
                              ______________________

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.
                              ______________________

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box: ___

                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                       Proposed
                                       maximum    Proposed
   Title of                            offering    maximum
  each class            Amount           price    aggregate       Amount of
 of securities           to be            per      offering     registration
to be registered       registered       unit(1)     price (1)       fee
----------------     ---------------   --------   ------------  ------------
Debt Securities      $150,000,000 (2)    100%     $150,000,000     $30,000


(1) Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee.
(2) Or, in the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above or, in the case of debt securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the exchange rate in effect on the date such debt securities are initially offered to the public.

                            -------------------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


/ / / / / / / / / / / / / / / / / / / / / / / / / / /
/  INFORMATION CONTAINED HEREIN IS SUBJECT          /
/  TO COMPLETION OR AMENDMENT.  A REGISTRATION      /
/  STATEMENT RELATING TO THESE SECURITIES HAS       /
/  BEEN FILED WITH THE SECURITIES AND EXCHANGE      /
/  COMMISSION.  THESE SECURITIES MAY NOT BE SOLD    /
/  NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO       /
/  THE TIME THE REGISTRATION STATEMENT BECOMES      /
/  EFFECTIVE.  THIS PROSPECTUS SHALL NOT            /
/  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION  /
/  OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE   /
/  OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   /
/  OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL    /
/  PRIOR TO REGISTRATION OR QUALIFICATION UNDER     /
/  THE SECURITIES LAWS OF ANY SUCH STATE.           /
/ / / / / / / / / / / / / / / / / / / / / / / / / / /


PROSPECTUS
                   SUBJECT TO COMPLETION, DATED DECEMBER 21, 1995

                                 $150,000,000

                     INTERNATIONAL MULTIFOODS CORPORATION


                               Debt Securities

                               ______________



  International Multifoods Corporation (the "Company") may offer from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities") at an aggregate initial offering price of not more than $150,000,000 (or the equivalent in foreign currency or composite currencies). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to or through underwriters to be designated from time to time, and may also sell Debt Securities directly to other purchasers or through agents or broker-dealers. See "Plan of Distribution".

  The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies of denomination and payment, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, if any, terms for sinking fund payments, if any, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents and any other terms in connection with the offering and sale of the Debt Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

                              ______________



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                               ______________

The date of this Prospectus is December ___, 1995.

                           AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C., 20549, or at the Commission's regional offices located at 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company also may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference:

  (1) The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995.

  (2) The Company's Quarterly Reports on Form 10-Q for quarters ended May 31, 1995 and August 31, 1995.

  (3)  The Company's Current Report on Form 8-K dated June 26, 1995.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such documents should be directed to International Multifoods Corporation, 33 South 6th Street, P.O. Box 2942, Minneapolis, Minnesota 55402, Attention: Secretary (telephone (612) 340-3579).

                                 THE COMPANY

  International Multifoods Corporation, incorporated in Delaware in 1969 as the successor to a business founded in 1892, operates in three businesses: foodservice distribution in the United States, bakery products in the United States and Canada, and bakery and agricultural products in Venezuela.

  The Foodservice Distribution segment includes the vending distribution business; the limited-menu distribution business, which comprises the limited-menu distribution business of Leprino Foods Company acquired in fiscal year 1995 and the former Pueringer limited-menu foodservice distribution business; and the food exporting business. The Company is the largest U.S. vending distributor, serving approximately 14,000 vending and office coffee service operators and other concessionaires. The Company's limited-menu distribution business delivers a broad selection of cheeses, meats, snacks, paper goods and other products, including pizza ingredients, to independent pizza restaurants and other select limited-menu operators, including sandwich shops, Mexican restaurants, bakery shops and movie theaters. The Company also markets and exports a variety of goods, primarily food products.

  The Bakery segment comprises bakery products for foodservice, retail bakery, in-store bakery and wholesale bakery customers in North America and consumer products in Canada, which include primarily home baking products and condiments. The Company's North America Bakery division produces approximately 3,000 bakery mix products, including mixes for breads, rolls, bagels, donuts, muffins, danish, cakes, cookies, brownies, bars and pizza crusts, as well as fillings and icings. In addition, the Company manufactures and markets frozen desserts. In Canada, the Company also produces wheat flour, durum and oat products. The Company's consumer products division markets flour, specialty baking mixes, hot cereals and pickles, relishes and other condiments to consumers in Canada.

  The Venezuela Foods segment includes consumer products for home baking, bakery products for food processors and commercial and retail bakeries, and products for the agricultural sector. The Company's Venezuelan subsidiary is one of the largest food companies in Venezuela and the second-largest producer of animal feeds for the agricultural sector. The Company's consumer products include wheat flour, corn flour, whole grain rice, rice flour and oat cereals, which are sold to grocery stores. The Company also sells wheat flour and prepared bakery mixes to food processors and commercial and retail bakeries. The Company's animal feeds are sold to animal producers and farm distributors.

  The Company's principal executive offices are located at 33 South 6th Street, P.O. Box 2942, Minneapolis, Minnesota 55402, and its telephone number is (612) 340-3300.

                                USE OF PROCEEDS

  Except as may be set forth in the Prospectus Supplement, the net proceeds to be received by the Company from the issuance and sale of the Debt Securities offered hereby may be used to reduce short-term and other indebtedness, to finance acquisitions, to provide working capital and for other general corporate purposes. The precise amount and timing of the application of such proceeds have not yet been determined and will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such use, a portion of such funds may be invested in short-term marketable securities.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     Six Months Ended            Fiscal Year Ended Last Day of February
------------------------      --------------------------------------------
  August 31,  August 31,
    1995        1994          1995      1994      1993      1992      1991

    1.69       4.92           3.80       .40      3.57      3.12      2.85

  For the year ended February 28, 1994, earnings were inadequate to cover fixed charges. The deficiency for fiscal 1994 was $13,463,000. In fiscal 1994, the Company recognized unusual charges of $70.0 million relating to the disposition of certain underperforming assets and the reorganization of remaining operations. The reorganization entailed the consolidation and closing of certain U.S. and Canadian facilities, plant rationalization and organizational changes. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been 3.50 for the year ended February 28, 1994.

  For purposes of computing the ratios, earnings represent earnings from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Earnings from continuing operations before income taxes have also been adjusted to reflect income received (but not undistributed amounts) from less-than-fifty-percent-owned persons and the full amount of losses of majority-owned subsidiaries. Fixed charges include all interest (including capitalized interest) and the portion of rents deemed representative of the interest factor.


                        DESCRIPTION OF DEBT SECURITIES

  The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The specific terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Offered Debt Securities are to be issued in one or more series under an Indenture dated as of January 1, 1990, as supplemented by the First Supplemental Indenture dated as of May 29, 1992, and as further amended and supplemented from time to time (the "Indenture"), between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as trustee (the "Trustee"), copies of which are exhibits to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of certain terms contained in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

General

  The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The Indenture does not limit the aggregate principal amount of the Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section
301)

  Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms thereof: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates per annum (or the method of calculating such rate) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (5) the times at which any such interest will be payable; (6) the dates, if any, on which and the price or prices at which the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provision of any such sinking funds; (7) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and other detailed terms and provisions of any such optional redemption; (8) if the Offered Debt Securities are Original Issue Discount Securities, the amount (or the method of calculating such amount) of principal payable upon acceleration of such Debt Securities following an Event of Default; (9) the coin or currency, which may be a composite currency such as the European Currency Unit, in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities will be made if other than the coin or currency of the United States; (10) any provisions enabling the Company or Holders of Offered Debt Securities to elect to make or receive payments of the principal of and any premium or interest on the Offered Debt Securities in a coin or currency other than that in which the Offered Debt Securities are stated to be payable; (11) the manner in which the amount of payments of principal of (and premium, if any) or interest on the Offered Debt Securities is to be determined if such determination is to be made with reference to an index; (12) the right of the Company to defease the Offered Debt Securities or certain covenants under the Indenture; (13) whether the Offered Debt Securities will be issued in whole or in part in the form of one or more Global Securities and the Depository therefor; and (14) any other terms of the Offered Debt Securities. (Section
301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee, provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002)

  In addition, unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Section 302) No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. If the Offered Debt Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

Restricted and Unrestricted Subsidiaries

  Certain of the restrictive provisions of the Indenture are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture. "Unrestricted Subsidiaries" are defined as (1) any Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America, its territories and possessions, and Canada, (2) certain finance Subsidiaries, (3) certain inactive Subsidiaries and (4) any majority-owned Subsidiary of an Unrestricted Subsidiary. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. The term "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. (Section 101)

  The Company may change the designation of a Restricted Subsidiary to an Unrestricted Subsidiary, unless such Restricted Subsidiary (1) owns an Operating Property or (2) owns shares of stock or indebtedness of another Restricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary may transfer an Operating Property, or shares of stock or indebtedness of a Restricted Subsidiary, to an Unrestricted Subsidiary. (Section 1014)

  An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all indebtedness of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions described under "Certain Covenants of the Company--Restrictions on Liens" and the Value of all Sale and Lease-back Transactions in existence at such time (other than any Sale and Lease-back Transaction permitted under clause (3) under "Certain Covenants of the Company--Restrictions on Sale and Lease-back Transactions") does not at the time exceed 10% of Consolidated Net Tangible Assets. (Section 1015)

Certain Covenants of the Company

  Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property of the Company or any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with such Debt. The foregoing restriction does not apply to (1) mortgages on any property acquired, constructed or improved after May 29, 1992 which are created or assumed within 180 days after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 180-day period) to secure or provide for the payment of the purchase price or cost thereof incurred after May 29, 1992; (2) mortgages existing on property at the time of its acquisition (including acquisition through merger or consolidation) and mortgages on property of any corporation existing at the time it becomes a Restricted Subsidiary; (3) mortgages to secure Debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (4) mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages; or (5) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in the foregoing clauses (1) to (4), inclusive, or in this clause (5) or any mortgages existing on May 29, 1992. Such restriction does not apply to the issuance, assumption or guarantee by the Company or any Restricted Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company and its Restricted Subsidiaries (not including secured Debt existing on May 29, 1992 and secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of Debt Securities or of certain long-term indebtedness or to the purchase of one or more other Operating Properties, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (1) above), does not exceed 10% of Consolidated Net Tangible Assets. (Section 1007)

  Restrictions on Sale and Lease-back Transactions. Sale and Lease-back Transactions by the Company or any Restricted Subsidiary of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 36 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors of the Company) of the Operating Property to be leased and either (1) the Company or such Restricted Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased without securing the Debt Securities pursuant to clause
(1) under "Restrictions on Liens" or (2) the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" or (3) the Company applies an amount equal to the fair value (as so determined) of such property (a) to the redemption or repurchase of Debt Securities, (b) to the payment or other retirement of certain long-term indebtedness of the Company or a Restricted Subsidiary or (c) to the purchase of one or more Operating Properties (other than that involved in such Sale and Lease-back Transaction). (Section 1008)

Certain Definitions

  The term "Consolidated Net Tangible Assets" is defined to mean the total of all the assets (less applicable reserves for depreciation, amortization, doubtful receivables and other asset reserves) appearing on the consolidated balance sheet of the Company and its Restricted Subsidiaries less the following: (1) current liabilities; (2) intangible assets such as goodwill, trademarks, trade names and patents; (3) appropriate adjustments on account of minority interests of other persons holding stock in any Restricted Subsidiary; and (4) unamortized debt discount and expense. (Section 101)

  The term "Operating Property" is defined to mean any manufacturing or processing plant, retail store, warehouse or distribution center, together with the land upon which it is situated, located within the United States of America or its territories or possessions or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 0.5% of Consolidated Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 101)


  The term "Value" is defined to mean, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or (2) the fair value in the opinion of the Board of Directors of the Company of such property at the time of entering into such Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease. (Section 101)

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any particular provisions relating to such Offered Debt Securities, including any additional restrictive covenants that may be included in the terms thereof.

  Unless otherwise indicated in a Prospectus Supplement, the covenants described above and in the Offered Debt Securities would not necessarily afford Holders of the Offered Debt Securities protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

Merger and Consolidation

  The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, or permit any person to consolidate with or merge into the Company or to convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that in any such case (1) the successor corporation, if other than the Company, shall be a domestic corporation and such corporation shall assume by a supplemental indenture the Company's obligations under the Indenture and the Debt Securities, (2) immediately after such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, (3) if as a result of any such merger, consolidation, or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage (as defined) which would not be permitted under "Restrictions on Liens" described above, the Debt Securities would be secured, equally and ratably with (or prior to) all indebtedness so secured and (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with. Upon compliance with these provisions by a successor corporation in connection with a consolidation with or merger of the Company into, or conveyance, transfer or lease to, such successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the Debt Securities. (Sections 801 and 802)


Events of Default

  The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (1) default for 30 days in any payment of interest on such series; (2) default in any payment of principal of (or premium, if any, on) such series when due; (3) default in the payment of any sinking fund installment with respect to such series when due;
(4) default for 60 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series); (5) default under any outstanding evidence or evidences of Debt in an aggregate principal amount in excess of $10,000,000 by the Company or any Restricted Subsidiary (including certain defaults with respect to Debt Securities other than that series) or under any mortgage, indenture or instrument under which any such Debt is issued or secured (including the Indenture), which results in acceleration of the maturity of such Debt without such acceleration having been rescinded or annulled, or such Debt having been discharged such that the aggregate amount of such Debt subject to acceleration and not discharged remains in excess of $10,000,000, within 10 days after written notice as provided in the Indenture; (6) certain events in bankruptcy, insolvency or reorganization; or (7) any other Event of Default provided with respect to Debt Securities of that series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be immediately due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of (or premium, if any) or interest on such Debt Security or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each Outstanding Debt Security of the series affected. (Sections 501, 502, 513)

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1016) The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect to the Debt Securities of any series, transmit by mail to all Holders of such Debt Securities notice of any default known to the Trustee, unless such default shall have been cured or waived, provided that the Trustee may withhold notice to the Holders of such Debt Securities of any default (except in payment of principal (or premium, if any) or interest or any sinking fund installment) if it considers it in the interest of the Holders of such Debt Securities to do so. (Section 602)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. However, the Indenture provides that the Trustee need take no action which would be unduly prejudicial to the Holders not joining such direction. (Sections 512, 603)

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within 60 days of such notice, request and offer of indemnity and (4) the Trustee shall have failed to institute such proceeding within that 60 day period. (Section 507) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

Modification and Waiver

  Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (2) reduce the principal amount of, the rate of interest on, or any premium payable on redemption of any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration, (3) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity thereof, or (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1017)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

  The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, that the Company may elect either (1) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost and stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from its obligations with respect to such Debt Securities under the restrictions described under "Certain Covenants of the Company--Restrictions on Liens" and "--Restrictions on Sale and Lease-back Transactions", respectively, in which case the events described in clause (4) under "Events of Default" shall no longer be an Event of Default with respect to such Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Sections 1009 through 1013, inclusive)

  In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

Concerning the Trustee

  First Trust of New York, National Association, the Trustee under the Indenture, is also trustee with respect to another series of debt securities issued pursuant to the Indenture. In the ordinary course of its business, affiliates of the Trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.

                           PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriters or agents will be identified in the Prospectus Supplement. Any such compensation received by such underwriters from the Company will also be described in the Prospectus Supplement. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The Company may also offer and sell Debt Securities in exchange for securities of one or more of its outstanding issues of debt securities.

  If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as agents of the Company to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.


  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  The Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

  Certain of the underwriters, dealers and/or agents and their associates may be customers of, engage in transactions with and perform services for the Company, including its subsidiaries, in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  The validity of the Debt Securities offered hereby is being passed upon for the Company by Frank W. Bonvino, General Counsel of the Company, and for any underwriter by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois. Mr. Bonvino may rely on Skadden, Arps, Slate, Meagher & Flom as to matters of New York law. The opinions of Mr. Bonvino and Skadden, Arps, Slate, Meagher & Flom will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Debt Securities, the specific terms of Debt Securities and other matters that may affect the validity of Debt Securities but that cannot be ascertained on the date of such opinions. At October 31, 1995, Mr. Bonvino was the beneficial owner of 18,835 shares of common stock of the Company, including 7,870 restricted shares, and held options to purchase 26,775 additional shares.

                                 EXPERTS

  The consolidated financial statements and financial statement schedule of the Company and subsidiaries as of the last day of February, 1995 and 1994 and for each of the years in the three-year period ended February 28, 1995 incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.






-----------------------------------------       -----------------------------
  No dealer, salesperson or any other
person has been authorized to give any
information or to make any representation
not contained or incorporated by
reference in this Prospectus or the                       $150,000,000
applicable Prospectus Supplement or
Prospectus Supplements and if given or
made, such information or representation
must not be relied upon as having been
authorized by the Company or any
underwriter or agent.  This Prospectus
and the applicable Prospectus Supplement                   International
or Prospectus Supplements do not                            Multifoods
constitute an offer to sell or a                            Corporation
solicitation of an offer to buy any of
the securities offered hereby and
thereby in any jurisdiction to any
person to whom it is unlawful to make
such offer in such jurisdiction.  The
delivery of this Prospectus or the
applicable Prospectus Supplement or
Prospectus Supplements at any time does
not imply that the information herein
or therein is correct as of any time                      Debt Securities
subsequent to their respective dates.

      -------------------------

         TABLE OF CONTENTS


                                    Page

Available Information                  2
Incorporation of
  Certain Documents by Reference       2             -------------------------
The Company                            3                     PROSPECTUS
Use of Proceeds                        3             -------------------------
Ratios of Earnings to Fixed Charges    4
Description of Debt Securities         4
Plan of Distribution                  10
Validity of Debt Securities           11
Experts                               11





                                  PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

  Securities and Exchange Commission registration fee     $ 30,000
  Legal fees and expenses                                  100,000
  Printing and engraving                                    15,000
  Accountants' fees and expenses                            15,000
  Trustee's fees and expenses                                2,500
  Rating agencies' fees                                     80,000
  Blue Sky fees and expenses                                 5,000
  Miscellaneous                                              2,500
                                                           -------
    Total                                                 $250,000*
                                                           =======
_____________
*  All amounts are estimates except for the SEC registration fee.


Item 15.  Indemnification of Directors and Officers.

  Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, independent legal counsel or the disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

  The Restated Certificate of Incorporation, as amended, and the Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified to the fullest extent permitted or authorized by the Delaware General Corporation Law. The Restated Certificate of Incorporation, as amended, and the Bylaws of the Company also provide that a director shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived any improper personal benefit.

  The Company has entered into agreements with its directors and executive officers which provide that the Company shall indemnify such persons to the fullest extent authorized by the Delaware General Corporation Law. Such agreements also set forth certain procedures with regard to advances, settlement, maintenance of insurance, notification of claims and defense of claims.

  The Company maintains a standard policy of directors' and officers' liability insurance.

Item 16.  Exhibits.

  Number        Description

  4.1 Indenture dated as of January 1, 1990 between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

  4.2 First Supplemental Indenture dated as of May 29, 1992, supplementing the Indenture dated as of January 1, 1990 between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as Trustee (incorporated herein by reference to
                Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

  5             Opinion of Frank W. Bonvino, Esq.

  12 Calculation of Ratios of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 and Exhibit 12 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995).

  23.1          Consent of KPMG Peat Marwick LLP.

  23.2          Consent of Frank W. Bonvino, Esq. (included in Exhibit 5).

  24            Powers of Attorney.

  25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of New York, National Association.


Item 17.  Undertakings.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise (but that term shall not include the insurance policy referred to in Item 15), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 21st day of December, 1995.

                                INTERNATIONAL MULTIFOODS CORPORATION



                                By  /s/ Anthony Luiso
                                    Anthony Luiso
                                    Chairman of the Board, President
                                    and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 1995.

Signature                                           Title


/s/ Anthony Luiso                       Chairman of the Board, President
Anthony Luiso                             and Chief Executive Officer
                                          (Principal Executive Officer and
                                           Director)

/s/ Duncan H. Cocroft                   Vice President - Finance, Chief
Duncan H. Cocroft                         Financial Officer and Treasurer
                                          (Principal Financial Officer)



/s/ Dennis R. Johnson                   Vice President and Controller
Dennis R. Johnson                         (Principal Accounting Officer)



      *
James G. Fifield                        Director



      *
Robert M. Price                         Director



      *
Nicholas L. Reding                      Director



      *
Jack D. Rehm                            Director



      *
Lois D. Rice                            Director



      *
Peter S. Willmott                       Director



*  By  /s/ Anthony Luiso
      Anthony Luiso
      Attorney-in-Fact



                             EXHIBIT INDEX

Number       Description

4.1 Indenture dated as of January 1, 1990 between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as Trustee (incorporated herein by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

4.2 First Supplemental Indenture dated as of May 29, 1992, supplementing the Indenture dated as of January 1, 1990 between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New York), as Trustee (incorporated herein by reference to
             Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1993).

5            Opinion of Frank W. Bonvino, Esq.

12           Calculation of Ratios of Earnings to Fixed Charges
             (incorporated herein by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 and Exhibit 12 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995).

23.1         Consent of KPMG Peat Marwick LLP.

23.2         Consent of Frank W. Bonvino, Esq. (included in Exhibit 5).

24           Powers of Attorney.

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of New York, National Association.